Exhibit 99.1

Chiesi Global Rare Diseases and Protalix BioTherapeutics Receive Positive CHMP Opinion for Pegunigalsidase Alfa for Treatment of Fabry Disease

- European Commission decision anticipated in beginning of May 2023 -

PARMA/BOSTON and CARMIEL, Israel, February 24, 2023 – Chiesi Global Rare Diseases, a business unit of the Chiesi Group established to deliver innovative therapies and solutions for people affected by rare diseases, and Protalix BioTherapeutics, Inc. (NYSE American:PLX) (TASE:PLX), a biopharmaceutical company, announced today that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending marketing authorization for PRX-102 (pegunigalsidase alfa), the first and only pegylated enzyme for the treatment of adult patients with Fabry disease.

“Chiesi and our partners at Protalix are deeply committed to people living with Fabry disease and their families, many of whom experience unmet medical needs,” said Giacomo Chiesi, Head of Chiesi Global Rare Diseases. “Our deepest gratitude to all the individuals with Fabry disease who have participated in clinical trials. Thanks to them, PRX-102 has been extensively studied during the clinical development program, providing the data for the CHMP’s evaluation and positive opinion regarding a positive benefit-risk profile for PRX-102. We look forward to advancing towards approval and launch in Europe and will continue our mission to deliver this potential new treatment option to people living with Fabry disease around the world.”

PRX-102 is a novel recombinant human α-Galactosidase-A (α-Gal-A) enzyme being investigated as an enzyme replacement therapy (ERT) for the treatment of Fabry disease. The positive CHMP opinion was based on a marketing authorization application (MAA) that includes positive data from a comprehensive set of preclinical, clinical and manufacturing studies evaluating PRX-102. The clinical development program includes the completed Phase 3 BALANCE, BRIDGE, and BRIGHT clinical trials, the Phase 1/2 clinical trial, and ongoing related extension studies that combined represent more than 400 years of exposure to PRX-102. PRX-102 has been studied in more than 140 patients, consisting of both ERT-naïve and ERT-experienced patients, and includes a head-to-head trial versus agalsidase beta.

“We are pleased to be another step closer to approval in Europe with the CHMP’s positive opinion recommending marketing authorization for PRX-102 for adult patients with Fabry Disease,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “We believe that this recommendation further recognizes the strength of the positive dataset from our robust clinical trial program and underscores the potential for PRX-102 to provide a new treatment option for patients with Fabry disease. Data from our clinical program indicates that PRX-102 has the potential to be a long lasting therapy with a favorable tolerability and immunogenicity profile. Together with Chiesi, we remain committed to bringing PRX-102 to market and working to potentially improve the quality of life of patients with Fabry disease. We thank the study personnel for their dedication and look forward to the final European Commission decision on the MAA.”

The CHMP opinion is now referred for final action to the European Commission (EC). A final EC decision on the MAA is expected in the beginning of May 2023.

About Fabry Disease

Fabry disease is an X-linked inherited disease that results from deficient activity of the lysosomal α-Galactosidase-A enzyme resulting in progressive accumulation of abnormal deposits of a fatty substance called globotriaosylceramide (Gb3) in the lysosomes throughout a person’s body. Fabry disease occurs in one person per 40,000 to 60,000. Fabry patients inherit a deficiency of the α-Galactosidase-A enzyme, which is normally responsible for the breakdown of Gb3. The abnormal storage of Gb3 increases with time and, accordingly, Gb3 accumulates, primarily in the blood vessel and tissues. The ultimate consequences of Gb3 deposition range from episodes of pain and impaired peripheral sensation to end-organ failure – particularly of the kidneys, but also of the heart and the cerebrovascular system.

About PRX‑102

PRX‑102 (pegunigalsidase alfa) is an investigational, novel, PEGylated enzyme replacement therapy (ERT) under development to treat unmet medical needs for Fabry patients, such as progressive kidney decline. PRX-102 is a plant cell culture-expressed, and chemically modified stabilized version of the recombinant α‑Galactosidase‑A enzyme. Protein sub-units are covalently bound via chemical cross-linking using short PEG moieties, resulting in a molecule with unique pharmacokinetic parameters. In clinical studies, PRX‑102 has been observed to have a circulatory half-life of approximately 80 hours.

About Chiesi Global Rare Diseases

Chiesi Global Rare Diseases is a business unit of the Chiesi Group established to deliver innovative therapies and solutions for people affected by rare diseases. As a family business, Chiesi Group strives to create a world where it is common to have a therapy for all diseases and acts as a force for good, for society and the planet. The goal of the Global Rare Diseases unit is to ensure equal access so as many people as possible can experience their most fulfilling life. The unit collaborates with the rare disease community around the globe to bring voice to underserved people in the health care system. For more information visit www.chiesirarediseases.com.

About Chiesi Group

Chiesi is an international, research-focused biopharmaceuticals group that develops and markets innovative therapeutic solutions in respiratory health, rare diseases, and specialty care. The company’s mission is to improve people’s quality of life and act responsibly towards both the community and the environment.

By changing its legal status to a Benefit Corporation in Italy, the US, and France, Chiesi’s commitment to create shared value for society as a whole is legally binding and central to company-wide decision-making. As a certified B Corp since 2019, we’re part of a global community of businesses that meet high standards of social and environmental impact. The company aims at becoming net-zero by 2035.

With over 85 years of experience, Chiesi is headquartered in Parma (Italy), operates in 30 countries, and counts more than 6,000 employees. The Group’s research and development centre in Parma works alongside 6 other important R&D hubs in France, the US, Canada, China, the UK, and Sweden.

For further information please visit www.chiesi.com.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner.

Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights.

Protalix’s development pipeline consists of proprietary versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified stabilized version of the recombinant human α-Galactosidase-A protein for the treatment of Fabry disease; PRX‑115, a plant cell-expressed recombinant PEGylated uricase for the treatment of severe gout; PRX‑119, a plant cell-expressed long action DNase I for the treatment of NETs-related diseases; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "expect," "anticipate," "believe," "estimate," "project," "may," "plan," "will," "would," "should" and "intend," and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, among others: risks related to the timing, progress and likelihood of final approval by the European Medicines Agency (EMA) of the Marketing Authorization Application; the risk that the U.S. Food and Drug Administration (FDA) might not grant marketing approval for PRX-102 by the PDUFA date or at all, and other risks related to the timing, progress and likelihood of final approval by the FDA of the PRX-102 Biologics License Application (BLA); the risk that a marketing approval of PRX-102 by either the FDA or the EMA will be conditioned on significant limitations on its use; risks related to the commercial success of PRX-102, and of our other product and product candidates, if approved; the likelihood that the FDA, EMA or other applicable health regulatory authorities will approve an alternative dosing regimen; failure or delay in the commencement or completion of our preclinical studies and clinical trials, which may be caused by several factors, including: slower than expected rates of patient recruitment; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; inability to satisfactorily demonstrate non-inferiority to approved therapies; inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and inability to monitor patients adequately during or after treatment; delays in the approval or potential rejection of any applications we file with the FDA, EMA or other health regulatory authorities for our other product candidates, and other risks relating to the review process; risks associated with the novel coronavirus disease, or COVID–19, outbreak, which may adversely impact our business, preclinical studies and clinical trials; risks related to any transactions we may effect in the public or private equity markets to raise capital to finance future research and development activities, general and administrative expenses and working capital; the risk that the results of the clinical trials of our product candidates will not support the applicable claims of safety or efficacy, or that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; risks related to our ability to maintain and manage our relationship with our collaborators, distributors or partners; risks related to the amount and sufficiency of our cash, cash equivalents and short-term deposits; risks relating to our ability to make scheduled payments of the principal of, to pay interest on or to refinance our outstanding notes or any other indebtedness; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Chiesi Global Rare Diseases Media Contact

Adam Daley

Berry & Company Public Relations

1-212-253-8881

adaley@berrypr.com

Protalix Investor Contact

Chuck Padala, Managing Director

LifeSci Advisors

646-627-8390

chuck@lifesciadvisors.com

Source: Chiesi Global Rare Diseases

 Protalix BioTherapeutics, Inc.